EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-3 (No. 033-55425, 333-22355, 333-101455 and 333-228729) and Form S-8 (No. 033-58347, 333-49280, 333-136083, 333-136086, 333-146932, 333-148995, 333-175260, 333-195331, 333-210889, 333-210899 and 333-228733). of our report dated February 8, 2019, relating to the consolidated financial statements of Honeywell International Inc. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the adoption of Accounting Standards Update 2017-07, Compensation—Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost) and the effectiveness of the Honeywell International Inc.’s and subsidiaries internal control over financial reporting, appearing in this Annual Report on Form 10-K of Honeywell International Inc. for the year ended December 31, 2018.

/s/ Deloitte & Touche LLP

Parsippany, New Jersey
February 8, 2019